SEALE and BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

Tuesday, December 01, 2009

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N. W.
Washington, DC 20549

Re: BONFIRE PRODUCTIONS, INC.

Commission File Number 333-145743

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by Bonfire Productions, Inc. in Item 4.02 of its Form 8-K dated November 30, 2009 and captioned “Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.”

Seale and Beers did not review the financial statements in question. The predecessor auditor who did review these interim statements has had its registration revoked by the PCAOB.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

Seale and Beers, CPAs

50 South Jones Blvd., Suite 202, Las Vegas, NV 89107 888-727-8251 Fax: 888-782-2351